EXHIBIT 21


                       WEIS MARKETS, INC.
                 SUBSIDIARIES OF THE REGISTRANT


                                                      Percent
                                          State of    Owned by
                                       Incorporation Registrant

Albany Public Markets, Inc.              New York       100%

Dutch Valley Food Company, Inc.          Pennsylvania   100%

King's Supermarkets, Inc.                Pennsylvania   100%

Martin's Farm Market, Inc.               Pennsylvania   100%

Shamrock Wholesale Distributors, Inc.    Pennsylvania   100%

SuperPetz, Inc.                          Pennsylvania    80%

The consolidated financial statements include the accounts of the Company and its subsidiaries.